Exhibit 3.3

Certificate of Formation

of

Cargill Fertilizer, LLC

This Certificate of Formation of Cargill Fertilizer, LLC (the “Company”) is executed and filed by the undersigned, as authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1.	The name of the Company is Cargill Fertilizer, LLC.

2.	The address of the registered office of the Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Cargill Fertilizer, LLC this 11th day of May, 2004.

By:	/s/ Jackie L. Gilder
Jackie L. Gilder, Authorized Person

CERTIFICATE OF AMENDMENT

OF

Cargill Fertilizer, LLC

1.	The name of the limited liability company is Cargill Fertilizer, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1 of the Certificate of Formation is hereby amended in its entirety to read as follows:

1. The name of the limited liability company is Mosaic Fertilizer, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Cargill Fertilizer, LLC this 25th day of October, 2004.

THE MOSAIC COMPANY

/S/ RICHARD L. MACK
Richard L. Mack, Secretary